SUB-ITEM 77D

The MFS Fundamental Growth Fund (the "Fund"), a series of MFS Series Trust X, changed its investment policy by a supplement dated May 1, 2001 and filed with the SEC on May 4, 2001 . The fund now generally focuses on companies with small to mid capitalizations